Exhibit 99.1

Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

VP, Corporate Finance

609-806-1900

CHURCH & DWIGHT REPORTS FIRST QUARTER 2013 RESULTS

Q1 Reported Net Sales up 12.8%, EPS up 15.2% to $0.76

Gross Margin Expanded 110 basis points to 44.9%

Record Operating Margin of 21.7%

EWING, NJ, May 2, 2013 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended March 31, 2013 of $107.7 million or $0.76 per share, compared to net income of $95.8 million or $0.66 per share for the same period in 2012. Earnings per share increased 15.2%.

First Quarter Review

Reported net sales for the first quarter increased 12.8% to $779.3 million. Organic sales increased 2.0%, driven by 2.4% volume growth and partially offset by 0.4% unfavorable product mix and pricing. The calculation of organic sales has been reduced by 1% due to the impact of a SAP implementation in the prior year quarter.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our first quarter business results. Despite continuing weak category consumption in the U.S. and significant organic growth in the comparable period a year ago, we delivered 2.0% organic sales growth and 15.2% EPS growth, while increasing market share on seven of our eight power brands.”

Consumer Domestic net sales were $591.0 million, an $80.4 million or 15.7% increase over the prior year first quarter sales. First quarter organic sales increased by 1.4%, primarily due to higher sales of ARM & HAMMER liquid and unit dose laundry detergent, OXICLEAN laundry additives, TROJAN products, and FIRST RESPONSE diagnostic kits. These increases were partially offset by lower sales of ARM & HAMMER powdered laundry detergent and KABOOM cleaners. Volume growth contributed 1.8% to the increase in sales, partially offset by 0.4% unfavorable product mix and pricing.

Consumer International net sales were $129.3 million, a $7.9 million or 6.5% increase over the prior year first quarter sales. First quarter organic sales increased by 5.2%, primarily due to stronger sales in the UK, Mexico, and Australia. Volume growth contributed 6.2% of the increase in sales, partially offset by 1.0% unfavorable product mix and pricing.

Specialty Products net sales were $59.0 million, a $0.4 million or 0.7% increase over the prior year first quarter. First quarter organic sales increased by 0.8%. Favorable product pricing contributed 1.2% to the increase in sales, partially offset by 0.4% volume decrease.

Gross margin expanded 110 basis points to 44.9% in the first quarter compared to 43.8% in the prior year first quarter. The expansion is due primarily to the positive impact of productivity programs. Commodity costs were flat in the quarter versus the prior year first quarter.

Marketing expense was $78.9 million in the first quarter, a $10.9 million or 16% increase over the prior year first quarter. Marketing expense as a percentage of net sales was 10.1%, a 30 basis points increase from the prior year first quarter.

Selling, general, and administrative expense (SG&A) was $101.9 million in the first quarter, a $10.1 million increase from the prior year first quarter, primarily due to the inclusion of the Avid business. SG&A as a percentage of net sales was 13.1%, a 20 basis point decrease from the prior year first quarter primarily due to SG&A leverage on the Avid acquisition, partially offset by an increase in research and development expenses.

Income from operations was $169.3 million in the first quarter, a $26.6 million or 18.6% increase over the prior year first quarter. Operating income as a percentage of net sales was 21.7%, a 100 basis point increase over the prior year first quarter and a quarterly record for the Company.

The effective tax rate in the first quarter was 34.0%, compared to 33.1% in the prior year first quarter. The Company expects the full year effective tax rate to be approximately 35%.

Cash Flow

Net cash from operating activities was $72.3 million, a $41.6 million decrease over the prior year first quarter, of which $36 million related to the deferral of the December 2012 estimated federal tax payment to January 2013 as a result of Hurricane Sandy relief. Net cash from operating activities was also impacted by increased working capital. Capital expenditures were $10.4 million, a $4.7 million decrease from the prior year first quarter.

The Company purchased $50 million or 0.9 million shares of its common stock. Cash on hand as of March 31, 2013 was $259.6 million.

New Product Activity

Mr. Craigie commented, “In the first quarter, we launched two highly innovative products: ARM & HAMMER ULTRA POWER liquid laundry detergent and a line of TROJAN lubricants. These major launches build upon the successful fourth quarter launches of SPINBRUSH Tooth Tunes toothbrush and the ORAJEL single dose cold sore treatment. All of the innovative new products received strong distribution support from retailers and will continue to be supported by increased marketing spending with the expectation to deliver strong organic sales growth on both our value-oriented and premium priced products.”

Futura Medical Partnership

On April 2, 2013, the Company announced that it has signed a licensing deal with Futura Medical PLC for the manufacturing, marketing, and distribution of CSD500, a novel erection-enhancing condom. Under the terms of the agreement, the Company has the rights to manufacture, market and distribute CSD500 in a number of key European territories and North America, subject to obtaining the required regulatory approvals.

Outlook for 2013

Mr. Craigie stated, “We continue to perform well in a difficult and challenging economic environment. Consumer spending and growth in many categories is expected to remain weak due to consumer uncertainty. Nevertheless, we are in a strong position to continue to deliver value to our stockholders as a result of our unique portfolio of value and premium products, a strong pipeline of innovative new products, aggressive cost cutting and tight management of overhead costs. In addition, we are excited about the Avid acquisition. The integration is on schedule and progressing well.”

With regard to 2013 targets, Mr. Craigie stated, “We continue to expect 2013 organic net sales growth to be in the 3 to 4% range. Gross margin is now expected to increase by approximately 25-50 basis points for the year, which is an improvement from our previous guidance of neutral. We plan on investing the incremental gross profit in higher media spending in support of our power brands.”

Mr. Craigie concluded, “As a result of our strong first quarter performance, we remain confident in our full year 2013 earnings per share guidance of $2.79. This is an increase of 14% on a reported basis. With regard to the second quarter, we expect organic sales growth of approximately 3 to 4% and earnings per share of approximately $0.58, compared to last year’s second quarter reported EPS of $0.56. These projected results reflect increased marketing spending in the second quarter behind the innovative new products that are expected to drive the continued share growth of our power brands.”

Church & Dwight Co., Inc. will host a conference call to discuss first quarter 2013 results on May 2, 2013 at 10:00 a.m. (ET). To participate, dial 877-741-4354, access code: 35389799 (International: 706-758-7438, same access code: 35389799). A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 35389799). You also can participate via webcast by visiting the Investor Relations section on the Company’s website, www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating to, among other things, the effect of product mix; the impact of the Avid acquisition; earnings per share; reported net sales growth and organic sales growth; volume growth, including the effects of new products; gross margin; operating margin; marketing spending; commodity price increases; consumer spending; cost savings programs; marketing support; effective tax rate; net cash from operating activities; capital expenditures; competition; and customer response to new products. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand); retailer actions in response to changes in consumer demand and the economy; raw material and energy prices; the financial condition of major customers and suppliers; interest rate and foreign currency exchange rate fluctuations; and changes in marketing and promotional spending. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings; environmental matters; and the acquisition or divestiture of assets. For a description of additional factors that could cause actual results to differ materially from these forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including the information in Item 1A (“Risk Factors”) in the Company’s annual report on Form 10-K.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In millions, except per share data)	Mar. 31, 2013	Mar. 31, 2012
Net Sales	$779.3	$690.6
Cost of sales	429.2	388.1

Gross profit	350.1	302.5
Marketing expenses	78.9	68.0
Selling, general and administrative expenses	101.9	91.8

Income from Operations	169.3	142.7
Equity in earnings of affiliates	0.6	2.5
Other income (expense), net	(6.7)	(2.0)

Income before taxes	163.2	143.2
Income taxes	55.5	47.4

Net Income	$107.7	$95.8

Net Income per share - Basic	$0.78	$0.67
Net Income per share - Diluted	$0.76	$0.66

Dividend per share	$0.28	$0.24
Weighted average shares outstanding - Basic	138.3	142.3
Weighted average shares outstanding - Diluted	140.9	144.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Mar. 31, 2013	Dec. 31, 2012
Assets
Current Assets
Cash and Cash Equivalents	$259.6	$343.0
Marketable Securities	19.7	—
Accounts Receivable	332.4	303.1
Inventories	259.1	242.2
Other Current Assets	41.0	45.5

Total Current Assets	911.8	933.8

Property, Plant and Equipment (Net)	584.5	586.0
Equity Investment in Affiliates	24.8	23.0
Tradenames and Other Intangibles	1,231.9	1,254.9
Goodwill	1,223.8	1,213.8
Other Long-Term Assets	87.7	86.6

Total Assets	$4,064.5	$4,098.1

Liabilities and Stockholders’ Equity

Short-Term Debt	$203.9	$253.8
Other Current Liabilities	451.7	471.8

Total Current Liabilities	655.6	725.6

Long-Term Debt	649.4	649.4
Other Long-Term Liabilities	674.3	662.0
Stockholders’ Equity	2,085.2	2,061.1

Total Liabilities and Stockholders’ Equity	$4,064.5	$4,098.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in millions)	Mar. 31, 2013	Mar. 31, 2012

Net Income	$107.7	$95.8

Depreciation and amortization	23.6	19.2
Deferred income taxes	2.8	1.5
Non cash compensation	1.7	1.5
Other	1.8	(0.6)

Changes in assets and liabilities:
Accounts receivable	(30.9)	(4.7)
Inventories	(14.7)	(11.3)
Other current assets	(4.0)	(1.1)
Accounts payable and accrued expenses	(13.4)	(8.1)
Income taxes payable	2.6	32.4
Excess tax benefit on stock options exercised	(3.5)	(4.2)
Other liabilities	(1.4)	(6.5)

Net cash from operating activities	72.3	113.9

Capital expenditures	(10.4)	(15.1)
Investment in marketable securities	(19.7)	—
Investment in joint venture	(3.2)	(3.0)
Other	—	(0.4)

Net cash (used in) investing activities	(33.3)	(18.5)

Net change in short-term debt	(50.0)	(2.5)
Payment of cash dividends	(38.6)	(34.2)
Stock option related	9.3	9.6
Purchase of treasury stock	(50.3)	(90.3)
Lease Incentive	10.7	—

Net cash provided by (used in) financing activities	(118.9)	(117.4)

F/X impact on cash	(3.5)	3.0

Net change in cash and cash equivalents	$(83.4)	$(19.0)

2013 and 2012 Product Line Net Sales

	Three Months Ended		Percent
	3/31/2013	3/31/2012	Change

Household Products	$358.7	$347.6	3.2%
Personal Care Products	$232.3	$163.0	42.5%

Consumer Domestic	$591.0	$510.6	15.7%
Consumer International	$129.3	$121.4	6.5%

Total Consumer Net Sales	$720.3	$632.0	14.0%
Specialty Products Division	$59.0	$58.6	0.7%

Total Net Sales	$779.3	$690.6	12.8%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes, and the impact resulting from a timing shift in customer orders due to an SAP information systems upgrade. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the effect of sales timing shifts and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 3/31/2013
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products

Reported Sales Growth	12.8%	14.0%	15.7%	6.5%	0.7%
Add:
FX	0.4%	0.3%	—	1.3%	1.8%

Less:
Acquisitions	9.9%	10.9%	12.8%	2.6%	—
Sales in Anticipation of SAP Upgrade Conversion 2012	1.3%	1.3%	1.5%	—	1.7%

Organic Sales Growth	2.0%	2.1%	1.4%	5.2%	0.8%